Exhibit 10.9

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Empire Petroleum Partners, LLC, a Delaware limited liability company (“Company”), and Travis Booth (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently an employee of the Company pursuant to that certain Employment Agreement dated July 6, 2011 (“Prior Employment Agreement”);

WHEREAS, effective as of August 30, 2013 (the “Effective Date”), Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of being employed by Company on such terms and conditions, and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows, effective as of the Effective Date:

ARTICLE 1	EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Effective as of the Effective Date, and continuing until the time set forth in Article 2 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.

1.2 Position. Company shall employ Executive in the position of Vice President and General Counsel of Company reporting to the Chief Executive Officer of Company (the “CEO”), or in such other positions as the parties mutually may agree. Executive’s principal place of employment in such position shall be at Company’s offices in Gaithersberg, Maryland.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote all of his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Managers of Company (the “Board”); provided, however, the Board acknowledges Executive’s other related investment activities as outlined in the Contribution and Sale Agreement dated July 7, 2011 by and among Company, AIM Empire Holdings, LLC, a Delaware limited liability company, Empire Petroleum Holdings, LLC, a Delaware limited liability company and its sole member, EMSG, LLC, a Maryland limited liability company (the “Contribution Agreement”) and the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated July 31, 2012 (the “LLC Agreement”). The foregoing notwithstanding, the parties recognize and agree that Executive may engage in charitable and civic pursuits, and also may maintain his ownership in Company, without the consent of the Board, as long as such pursuits do not conflict with the business and affairs of Company or its affiliates or interfere with Executive’s performance of his duties hereunder, which shall be in the sole determination of the Board.

1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company and its affiliates. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit any business opportunities concerning Company’s business unless such opportunities were (i) first presented to Company and subsequently declined by a majority of the Board or (ii) already disclosed and excluded in the Contribution Agreement.

ARTICLE 2	TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Company agrees to continue the employment of Executive commencing on the Effective Date pursuant to the terms of this Agreement. The term of employment under this Agreement shall be for the period beginning on the Effective Date and ending on the date of any termination of employment pursuant to Article 2 of this Agreement (the “Term”).

2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder for 90 or more days (whether or not consecutive) out of any consecutive 180-day period;

(iii) for “Cause,” which shall mean Executive has (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him hereunder; (B) refused without proper reason to perform the duties and responsibilities reasonably required of him hereunder; (C) intentionally engaged in conduct that is materially injurious to Company or its affiliates (monetarily or otherwise); (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate); provided that the foregoing events or conditions will not constitute Cause unless Company provides Executive with written notice of the event or condition and fifteen (15) days to cure such event or condition (if curable) and the event or condition is not cured within such 15-day period or (E) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony; or

(iv) at any time for any other reason, or for no reason whatsoever, in the sole discretion of the CEO or the Board.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i) for “Good Reason,” which shall mean, in connection with or based upon (A) a material diminution in Executive’s responsibilities, duties or authority; (B) a material diminution in Executive’s base compensation or (C) a material breach by Company of any material provision of this Agreement; or

(ii) at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

2.4 Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. In the case of any notice by Executive of his intent to terminate his employment hereunder for Good Reason, Executive shall provide Company with notice of the existence of the condition(s) constituting the Good Reason within 60 days after the initial existence of such condition(s) and Company shall have 30 days following Executive’s provision of such notice to remedy such condition(s). If Company remedies the condition(s) constituting the Good Reason within such 30 day period, then Executive’s employment hereunder shall continue and his notice of termination shall become void and of no further effect. If Company does not remedy the condition(s) constituting the Good Reason within such 30 day period, Executive’s employment with Company shall terminate on the date that is 31 days following the date of Executive’s notice of termination and Executive shall be entitled to receive the payments and benefits described in paragraph 4.2.

2.5 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each other affiliate of Company, and from the board of directors or similar governing body of any affiliate of Company, and an automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 3	COMPENSATION AND BENEFITS

3.1 Base Salary. During the Term, Executive shall receive a minimum annual base salary of $100,000. Executive’s annual base salary shall be reviewed by the members of the Board who are not employees of Company or its affiliates (the “Non-employee Managers”) on an annual basis as recommended by the compensation committee, and, in the sole discretion of the Non-employee Managers, such annual base salary may be increased, but not decreased (except for a decrease that is consistent with reductions taken generally by other executives of Company), effective as of any date determined by the Non-employee Managers. Once Executive’s annual base salary commences, it shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

3.2 Bonuses and Incentive Compensation. For the calendar year in which falls the Effective Date, and thereafter during the period of this Agreement, Executive shall be eligible to receive an annual incentive performance bonus in an amount up to $100,000. The amount of Executive’s annual incentive performance bonus for any calendar year shall be determined by the Non-employee Managers based on criteria they establish in their discretion. In addition, Executive shall also be eligible to receive the following: (i) awards under any equity compensation arrangements as may be established by Company from time to time, as determined by the Non-employee Directors and (ii) awards under any long-term incentive plan (LTIP).

3.3 Other Perquisites. During the Term, Executive shall be afforded the following benefits as incidences of his employment:

(i) Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development. Company shall make a Company charge card available to Executive as a payment tool for Company-related expenses experienced by Executive. Such charge card is to be used in accordance with Company policies and procedures regarding approved expenses and reimbursements.

(ii) Vacation - For the calendar year during which the Effective Date falls, and thereafter for each calendar year during the period of this Agreement, Executive shall be entitled to three weeks of paid vacation (pro-rated for any period of employment by Company during such calendar year of less than twelve (12) months) and to all holidays provided to executives of Company generally.

(iii) Sick Leave - For the calendar year during which the Effective Date falls, and thereafter for each calendar year during Executive’s employment pursuant to this Agreement, pursuant to Company’s policies and procedures applicable to similarly situated employees of Company, as in effect from time to time, Executive shall be entitled to one week of paid sick leave (pro-rated for any period of employment by Company during such calendar year of less than twelve (12) months).

(iv) Automobile Benefits – Subject to Company’s standard policies and procedures as in effect from time to time, Company shall provide Executive with a monthly vehicle allowance of $1,250 and shall reimburse Executive for reasonable fuel costs.

(v) Office Technology – Company shall provide Executive with a notebook or desktop computer, cell phone and any other technically advanced hardware device or software program that Company may reasonably determine is necessary for Executive to perform his duties hereunder in a more efficient manner. Executive shall be allowed to periodically upgrade, update or replace such equipment at reasonable intervals pursuant to Company’s applicable policies and procedures.

(vi) Other Company Benefits – Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company or its subsidiaries. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company or its subsidiaries. Company or its subsidiaries shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4	EFFECT OF TERMINATION ON COMPENSATION AND MEMBERSHIP INTERESTS

4.1 Termination by Company. If Executive’s employment hereunder shall be terminated by Company, then, upon such termination, except as hereinafter provided, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment (except as otherwise provided under any other agreement or plan of Company that provides post-termination benefits); provided, however, that, subject to paragraph 4.4 below, if such termination shall be for any reason other than a reason encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii), then Company shall provide Executive with a lump sum cash payment in an amount equal to $250,000 (two hundred and fifty thousand dollars); and provided, further, that if such termination shall be for a reason encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iv), then the participation of Executive and/or his dependents, as applicable, in the fully-insured Company employee benefit plans and insurance arrangements providing medical and dental benefits in which they are enrolled at the time of such termination shall continue for a period of six (6) months to the extent that such continuation is permitted at the time of such termination under applicable law and the terms of such Company employee benefit plans and insurance arrangements. Subject to paragraph 4.4, any lump sum cash payment due to Executive pursuant to the preceding sentence shall be paid to Executive on the sixtieth (60th) day after the date of Executive’s termination of employment with Company.

4.2 Termination by Executive. If Executive’s employment hereunder shall be terminated by Executive, then, upon such termination, except as hereinafter provided, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment (except as otherwise provided under any other agreement or plan of Company that provides post-termination benefits); provided, however, that, subject to paragraph 4.4, if such termination occurs for Good Reason, then Company shall provide Executive with a lump sum cash payment in an amount equal to $250,000 (two hundred and fifty thousand dollars) and the continued participation of Executive and his dependents, as applicable, in the fully-insured Company employee benefit plans and insurance arrangements providing medical and dental benefits in which they are enrolled at the time of such termination shall continue for a period of six (6) months to the extent that such continuation is permitted at the time of such termination under applicable law and the terms of such Company employee benefit plans and insurance arrangements. Subject to paragraph 4.4, any lump sum cash payment due to Executive pursuant to this paragraph shall be paid to Executive on the sixtieth (60th) day after the date of Executive’s termination of employment with Company.

4.3 Executive’s Membership Interests in Company. If Executive’s employment hereunder is terminated for any reason (including Executive’s resignation, death, or disability) or for no reason, Executive’s Membership Interests in Company shall be maintained or redeemed in accordance with Article 7 of the LLC Agreement.

4.4 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of the termination payments and benefits under paragraph 4.1 or 4.2 hereof, as applicable, Executive shall first execute a release, in the form established by the Board, releasing Company and each of Company’s respective subsidiaries, affiliates, shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement. Executive shall provide such release no later than 50 days after the date of his termination of employment with Company and, as a condition to Company’s obligation to provide termination payments and benefits in accordance with paragraphs 4.1 or 4.2, as applicable, Executive shall not revoke such release. The performance of Company’s obligations hereunder and the receipt of any termination payments and benefits provided under paragraphs 4.1 or 4.2, as applicable, shall constitute full settlement of all such claims and causes of action.

4.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 4. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 applies shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 4.

4.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

4.7 Section 409A Matters. Notwithstanding any provision in this Agreement to the contrary, if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance thereunder and determined in accordance with any method selected by Company that is permitted under the regulations issued under Section 409A of the Code), and the payment of any amount or provision of any benefit under this Agreement to or on behalf of Executive would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment or provision of such benefit is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six months after Executive’s separation from service (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable administrative guidance issued thereunder and all amounts that may be paid or benefits that may be provided hereunder shall be considered separate payments. To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.

4.8 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his direct and indirect ownership rights in Company, and other benefits under the plans and programs maintained by Company or its subsidiaries shall be governed by the separate agreements, plans and the other documents and instruments governing such matters.

ARTICLE 5	PROTECTION OF CONFIDENTIAL INFORMATION

5.1 Disclosure to and Property of Company. All information, designs, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

5.2 Disclosure to Executive. Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Executive with business opportunities of Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).

5.3 No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of, and will prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to which any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that, in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order or otherwise contest such disclosure. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company or its affiliates (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company or its affiliates (and not to Executive), and Executive will promptly disclose such Confidential Information to Company or its affiliates, as applicable, and perform all actions reasonably requested by Company or its affiliates, as applicable, to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.

5.4 Ownership by Company. If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. During the Term and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 6	NON-COMPETITION OBLIGATIONS

6.1 Non-competition Obligations. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 6. Executive agrees that during the period of Executive’s non-competition obligations hereunder, Executive shall not:

(i) directly or indirectly, whether through an affiliate or otherwise, alone or as partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder, or in any other capacity, engage or participate in any business that is competitive with the business conducted by Company, including, but not limited to, entities involved in the operation of any convenience stores and/or petroleum product sales facilities, including, but not limited to commercial, industrial and retail fuels distribution or who may otherwise distribute petroleum products or bio fuels within 100 miles of any of the Company’s assets or customers as of the termination date (the “Restricted Area”), Company or any of its subsidiaries or affiliates conducts business or is actively planning to conduct business and, on and after the termination date, Company or any of its subsidiaries or affiliates on the termination date conducts business or is actively planning to conduct business; provided, however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 6.1;

(ii) directly or indirectly, render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any business that is competitive with the business conducted by Company;

(iii) directly or indirectly, induce any employee or service provider of Company or any of its affiliates to terminate his or her employment or engagement with Company or its affiliates, or hire or assist in the hiring of any such employee or service provider by any person, association, or entity not affiliated with Company;

(iv) directly or indirectly, (A) induce any person that is a customer of Company or any subsidiary or affiliate of Company on the termination date to patronize any business directly or indirectly in competition with the business conducted by Company or any subsidiary or affiliate of Company on the termination date; (B) canvass, solicit or accept from any person that is a customer of Company or any subsidiary or affiliate of Company on the termination date, any such competitive business; or (C)

request, advise or cause any person that is a customer of Company or any of its affiliates on the termination date to terminate any business relationship with Company or its affiliates; or

(v) directly or indirectly, at any time following the termination date, in any way utilize, disclose, copy, reproduce or retain in his possession any of Company’s or any subsidiary’s or affiliate’s proprietary rights or records, including, but not limited to, any of their customer or price lists.

The non-competition obligations under this Agreement shall apply during the period that Executive is employed by Company and shall continue for a period of twelve (12) months following the date of Executive’s termination of employment under circumstances in which Executive is eligible for severance pay and benefits pursuant to Section 4.1, any termination of employment for Cause pursuant to Section 2.2(iii), or any termination of employment by Executive for any reason (other than his death or Disability). Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

6.2 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Executive agrees that Company shall not be obligated to post bond during any proceedings for enforcement of Executive’s non-competition obligations. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive. The applicable period of Executive’s non-competition obligations under this Agreement shall be automatically extended by and to the extent of any period during which Executive is in breach of such obligations.

6.3 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7	NONDISPARAGEMENT

Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, its affiliates, or any of such entities’ directors, officers, employees, agents or representatives that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Company, its affiliates, or any of such entities’ business affairs, directors, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the directors, officers, employees, agents, or representatives of Company or its affiliates; (iv) give rise to unreasonable publicity about the private lives of the directors, officers, employees, agents, or representatives of Company or its affiliates; (v) place Company, its affiliates, or any of such entities’ directors, officers, employees, agents, or representatives in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Company, its affiliates, or any of such entities’ directors, officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

Company agrees that, both during Executive’s employment relationship and after the employment relationship terminates, Company, its affiliates, and such entities’ directors, officers, employees, agents or representatives shall refrain from publishing any oral or written statements about Executive that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Executive; (iii) constitute an intrusion into the seclusion or private life of Executive; (iv) give rise to unreasonable publicity about the private life of Executive; (v) place Executive in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

The nondisparagement obligations of this Article 7 shall not apply to communications with law enforcement or required testimony under law or court process.

ARTICLE 8	MISCELLANEOUS

8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Empire Petroleum Partners, LLC
9055 Comprint Court, Suite 200
Gaithersburg, Maryland 20877
Attention: Chief Executive Officer

With a copy to:	AIM Infrastructure MLP Fund, L.P.
950 Tower Lane, Suite 800
Foster City, California 94404
Attention: Robert B. Hellman and Ryan M. Barnes

If to Executive to:	Travis Booth
9055 Comprint Court, Suite 200
Gaithersburg, Maryland 20877

Or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Maryland.

8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

8.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

8.10 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding and inure to the benefit of Executive and his heirs. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.11 Term. This Agreement has a term co-extensive with the term of employment provided in Article 2. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of paragraphs 2.4, 2.5, 4.4, 4.5, 4.6, 4.7 and 4.8 and Articles 5, 6, 7 and 8 shall survive any termination of this Agreement.

8.12 Entire Agreement. Except as provided in the Excepted Plans/Agreements (as defined below), as of the Effective Date this Agreement will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the Excepted Plans/Agreements), are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged. For purposes hereof, the “Excepted Plans/Agreements” are (i) the written benefit plans and programs referenced in paragraphs 3.3(iii) and 4.7 (and any agreements between Company and Executive that have been executed under such plans and programs), (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, (iii) any exceptions provided for in the terms of this Agreement and (iv) the agreements forming and/or operating Company, including, without limitation, the limited liability company agreement of Company.

8.13 Legal Expenses. If Executive incurs legal costs and expenses (including reasonable attorneys’ fees) in any contest relating to rights under this Agreement and prevails in such contest, Company shall reimburse Executive for his reasonable legal costs and expenses (including reasonable attorneys’ fees) incurred with respect to such contest. If Company incurs legal costs and expenses (including reasonable attorneys’ fees) in any contest relating to rights under this Agreement and prevails in such contest, Executive shall reimburse Company. Such reimbursement will be limited and capped at Executive own incurred legal costs at the conclusion of such contest

8.14 Liability Insurance. Company shall maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and shall provide Executive with coverage under such policy on terms not less favorable than provided to other Company directors and officers.

8.15 Arbitration.

(i) Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement, the termination of this Agreement, or any other aspect of the Executive’s employment relationship with Company. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. Arbitration will take place in the State of Maryland, unless the parties mutually agree to a different location. Company and Executive agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. The costs of the proceedings shall be borne in accordance with Section 8.13.

(ii) Notwithstanding the provisions of paragraph 8.15(i), (a) Company may, if it so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Executive’s obligations under Articles 5, 6 or 7 hereof, pending a decision by the arbitrator in accordance with paragraph 8.15(i), and (b) Executive may, if he so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Company’s obligations under Article 7 hereof, pending a decision by the arbitrator in accordance with paragraph 8.15(i).

8.16 Prior Employment Agreement. As of the Effective Date of this Agreement, the Prior Employment Agreement shall be terminated and of no further force or effect. Executive acknowledges and agrees that no amounts are currently owing to the Executive under the Prior Agreement and hereby releases the Company and its affiliates from any and all manner of action or actions, cause or causes of action, in law or in equity, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have, arising out of, based upon or relating to the Prior Employment Agreement. Company hereby acknowledges and agrees that, as of the Effective Date, Company has no knowledge (actual or constructive) of any claims or causes of action against Executive arising out of, based upon or relating to the Prior Employment Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 30th day of August, 2013, to be effective as of the Effective Date.

EMPIRE PETROLEUM PARTNERS, LLC

By:	/s/ Henry Heithaus
Name: Henry Heithaus
Title: CEO

“COMPANY”

/s/ Travis Booth
Travis Booth

“EXECUTIVE”

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT BETWEEN

EMPIRE PETROLEUM PARTNERS AND TRAVIS BOOTH]